Exhibit 95.1

Mine Safety Disclosures Required by the Dodd-Frank Wall Street Reform and Consumer Protection Act

Idaho Power is the parent company of Idaho Energy Resources Co. (IERCo), a joint venturer in Bridger Coal Company (BCC), which mines coal at the Bridger Coal Mine and processing facility (Mine) near Rock Springs, Wyoming. IERCo owns a one-third interest in BCC. The Mine is comprised of the Bridger surface and underground operations. Day-to-day operation and management of coal mining and processing operations at the Mine are conducted through IERCo's joint venture partner. Operation of the Mine is regulated by the Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (Mine Safety Act). MSHA inspects the Mine on a regular basis and may issue citations, notices, orders, or any combination thereof, when it believes a violation has occurred under the Mine Safety Act. Monetary penalties are assessed by MSHA for citations. The severity and assessment of penalties may be reduced or, in some cases dismissed, through the contest and appeal process. Amounts are reported regardless of whether BCC has challenged or appealed the matter.

The table below summarizes the number of citations, notices, and orders issued, and penalties assessed, by MSHA for the Mine under the indicated provisions of the Mine Safety Act, and other data for the Mine, during the year ended December 31, 2014. Legal actions pending before the Federal Mine Safety and Health Review Commission (FMSHRC) are as of December 31, 2014.

	Twelve-month period ended December 31, 2014 (unaudited)
	(surface)	(underground)
Mine Safety Act Citations and Orders:
Section 104(a) Significant & Substantial Citations (1)	3	47
Section 104(b) Orders (2)	—	—
Section 104(d) Citations & Orders (3)	2	2
Section 107(a) Imminent Danger Orders (4)	—	1

Total Value of Proposed MSHA Assessments (in thousands)	$8	$219
Legal Actions Pending (5)	3	11
Legal Actions Issued During Period	3	19
Legal Actions Closed During Period	4	19
Number of Fatalities	—	—
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 (1)  For alleged violations of a mandatory mining safety standard or regulation where such violation contributed to a discrete safety hazard and there exists a reasonable likelihood that the hazard will result in an injury or illness and there is a reasonable likelihood that such injury will be of a reasonably serious nature.

(2) For alleged failure to totally abate the subject matter of a Mine Safety Act Section 104(a) citation within the period specified in the citation or as subsequently extended.
(3) For an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.
(4)  The existence of any condition or practice in a coal or other mine that could reasonably be expected to cause death or serious physical harm if normal mining operations were permitted to proceed in the area before such condition or practice is eliminated.

(5)   For the surface mine, two of the pending legal actions as of December 31, 2014 were categorized as contests of citations or orders under Subpart B of the FMSHRC Procedural Rules and one of the pending legal actions was categorized as contests of proposed civil penalties for violations contained in a citation or order under Subpart C of the FMSHRC Procedural Rules.  For the underground mine, two of the pending legal actions were categorized as contests of citations or orders under Subpart B of the FMSHRC Procedural Rules and nine of the pending legal actions were categorized as contests of proposed civil penalties for violations contained in a citation or order under Subpart C of the FMSHRC Procedural Rules.

For the year ended December 31, 2014, the Mine did not receive written notice from MSHA of (i) a flagrant violation under Section 110(b)(2) of the Mine Safety Act; (ii) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Safety Act; or (iii) the potential to have such a pattern.